SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 10, 2003
(Date of earliest event reported)

Commission file number: 1-7293

TENET HEALTHCARE CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada (State or Incorporation)	95-2557091 (I.R.S. Employer Identification No.)

3820 State Street
Santa Barbara, California 93105
(Address of principal executive offices, including zip code)

(805) 563-7000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

ITEM 9. Earnings Release.

        On April 10, 2003, we issued an earnings press release and financial update reporting on certain financial results for our fiscal quarter ended February 28, 2003. Copies of that press release and financial update are attached as Exhibits 99.1 and 99.2 respectively. In the press release we reported that we posted a net loss in the quarter of $55 million or $0.12 per share, compared with net income of $280 million or $0.56 per share in the prior-year quarter. In the quarter we had an operating loss of $19 million compared to operating income of $555 million in the prior-year quarter. For the nine months ended February 28, 2003, we reported net income of $598 million compared to $524 million for the prior-year period. Our Form 10-Q for the quarter ended February 28, 2003, reflects that for the nine months ended February 28, 2003, we reported operating income of $1.25 billion compared to $1.185 billion for the prior-year period.

        Please carefully review in their entirety our financial statements, the notes thereto and the Management's Discussion and Analysis that are included in our Form 10-Q for the fiscal quarter ended February 28, 2003. Among other matters, we advise that our operating results for the three-month and nine-month periods ended February 28, 2003 are not necessarily indicative of the results that may be expected for a full fiscal year.

        The earnings press release uses two performance measures that are not calculated or presented in accordance with generally accepted accounting principles ("GAAP")—net income from operations and EBITDA. When we used the non-GAAP measure net income from operations, we noted that a reconciliation of that measure to net income as determined in accordance with GAAP may be found in Note 9 of the accompanying financial update. When we used the non-GAAP measure EBITDA, which we defined as earnings before interest, taxes, depreciation and amortization, impairment and restructuring charges, and loss from early extinguishment of debt, we noted that a reconciliation of that measure to operating income as determined in accordance with GAAP may be found in Note 10 of the accompanying financial update.

        As disclosed in Note 9 of the financial update, our net income from operations excludes impairment, restructuring and other unusual charges, as well as charges for the early retirement of debt. We exclude these types of charges because they bear little correlation to our net operating revenues in the three-month and nine-month periods ended February 28, 2003, and are highly unpredictable from period to period in their occurrence and magnitude. We provided this non-GAAP analytical measure to allow investors to better compare our current performance from our patient care activities with prior periods and to better predict future performance.

        We provided EBITDA as another analytical measure. This measure is widely used in the hospital industry and other industries as a measure of operational profitability, and is used by lenders as an indicator of our ability to cover fixed charges. Our credit agreement contains a covenant requiring us not to exceed a specified ratio of debt to EBITDA.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION
	By:	/s/ STEPHEN D. FARBER Stephen D. Farber Chief Financial Officer
Date: April 22, 2003

EXHIBIT INDEX

99.1
Earnings Press Release issued on April 10, 2003.

99.2
Financial Update accompanying Earnings Press Release issued on April 10, 2003.